LEUTHOLD FUNDS, INC. 485BPOS

Exhibit 99.(h)(ii)

AMENDED AND RESTATED TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDED AND RESTATED TRANSFER AGENT AGREEMENT (the “Agreement”) is made and entered into as of October 1, 2019, by and between LEUTHOLD FUNDS, INC., a Maryland corporation (the “Company”), and U.S. BANCORP FUND SERVICES, LLC d.b.a. U.S. Bank Global Fund Services, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Company and USBFS entered into a Transfer Agent Agreement, dated October 23, 2003, as amended;

WHEREAS, the Company and USBFS agree, that this Agreement will supersede and replace the Transfer Agent Agreement;

WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

WHEREAS, the Company has issued shares of beneficial interest (“Shares”) of its series that are open end mutual funds (each a “Mutual Fund Series”) and exchange-traded funds (each an “ETF Series”).

WHEREAS, Shares of the ETF Series shall be created and redeemed in bundles called “Creation Units.” The Company, on behalf of the ETF Series, shall create and redeem Shares of each ETF Series only in Creation Units principally in kind for portfolio securities of the particular ETF Series (“Deposit Securities”), as more fully described in the current prospectus and statement of additional information of the Company, included in its registration statement on Form N-1A; and as authorized under any applicable Order of Exemption granted by the Securities and Exchange Commission. With respect to the ETF Series, only brokers or dealers that are “Authorized Participants” and that have entered into an Authorized Participant Agreement with Compass Distributors, LLC, the ETF Series’ Distributor (the “Distributor”), acting on behalf of the Company, shall be authorized to create and redeem Shares in Creation Units from the Company. The Company wishes to engage USBFS to perform certain services on behalf of the Company with respect to the creation and redemption of Shares of the ETF Series, as the Company’s agent, namely to provide transfer agent services for Shares of each ETF Series.. The Company has engaged U.S. Bank, National Association (the “Custodian”) to provide custody services under the terms of the Amended and Restated Custody Agreement, as supplemented hereby, for the settlement of Creation Units against Deposit Securities and/or cash that shall be delivered by Authorized Participants in exchange for Shares and the redemption of Shares in Creation Unit size against the delivery of Redemption Securities and/or cash of each ETF Series;

WHEREAS, the Company will ordinarily issue for purchase and redeem Shares of its ETF Series only in aggregations of Shares known as Creation Units principally in kind or in cash;

WHEREAS, The Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”), or its nominee Cede & Company, will be the  registered owner (the “ETF Shareholder”) of all Shares of the ETF Series; and

WHEREAS, the Company desires to retain USBFS as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities to each Mutual Fund Series and ETF Series of the Company listed on Exhibit A (each Mutual Fund Series and ETF Series a “Fund” and collectively, the “Funds”) attached hereto.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Transfer Agent

The Company hereby appoints USBFS as transfer agent of the Company on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following transfer agent and dividend disbursing agent services to each of the Mutual Fund Series:

A.	Receive and process all orders for the purchase, exchange, and/or redemption of Fund shares in accordance with Rule 22c-1 under the 1940 Act, other applicable regulations, and as specified in the Fund’s prospectus (the “Prospectus”).

B.	Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the shareholder based on the shareholder’s or the Company’s custodian instructions, and record the appropriate number of shares being held in the appropriate shareholder account.

C.	Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Company’s custodian.

D.	Pay proceeds upon receipt from the Company’s custodian, where relevant, in accordance with the instructions of redeeming shareholders.

E.	Process transfers of shares in accordance with the shareholder’s instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

F.	Prepare and transmit payments, or apply reinvestments for income dividends and capital gains distributions declared by the Company with respect to a Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

G.	Serve as the Fund’s agent in connection with systematic plans including, but not limited to, systematic withdrawal plans and systematic exchange plans.

H.	Make changes to shareholder records, including, but not limited to, address and plan changes (e.g., systematic investment and withdrawal, dividend reinvestment).

I.	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent in accordance with the Prospectus.

J.	Record the issuance of shares of each Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a record of the total number of shares of each Fund which are authorized, issued and outstanding.

K.	Prepare ad-hoc reports as necessary at prevailing rates.

L.	Mail shareholder reports and Prospectuses to current shareholders.

M.	Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

N.	Provide shareholder account information upon shareholder or Company requests and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Company.

O.	Mail and/or obtain shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Company, all as required by applicable federal and state tax laws and regulations.

P.	Answer correspondence from shareholders, securities brokers and others relating to USBFS’s duties hereunder within required time periods established by applicable regulation.

Q.	Reimburse the Fund for all material losses resulting from “as of” processing errors for which USBFS is responsible in accordance with the “as of” processing guidelines set forth on Exhibit B hereto.

R.	Calculate average assets held in shareholder accounts for purposes of paying Rule 12b-1 and/or shareholder servicing fees as directed by a Fund.

S.	Provide service and support to financial intermediaries including but not limited to trade placements, settlements and corrections.

USBFS shall provide the following transfer agent and dividend disbursing agent services to each of the ETF Series:

A.	Perform and facilitate the performance of purchases and redemption of Creation Units.

B.	Prepare and transmit by means of DTC’s book-entry system payments for dividends and distributions on or with respect to the Shares declared by the Company on behalf of the applicable ETF Series.

C.	Maintain the record of the name and address of the ETF Shareholder and the number of Shares issued by the Company and held by the ETF Shareholder.

D.	Record the issuance of Shares of the Company and maintain a record of the total number of Shares of the Company which are outstanding, and, based upon data provided to it by the Company, the total number of authorized Shares. USBFS shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares.

E.	Prepare and transmit to the Company and the Company’s administrator and to any applicable securities exchange (as specified to USBFS by the Company) information with respect to purchases and redemptions of Shares.

F.	On days that the Company may accept orders for purchases or redemptions, calculate and transmit to USBFS and the Company the number of outstanding Shares.

G.	On days that the Company may accept orders for purchases or redemptions (pursuant to the Participant Agreement), transmit to USBFS, the Company and DTC the amount of Shares purchased on such day.

H.	Confirm to DTC the number of Shares issued to the ETF Shareholder, as DTC may reasonably request.

I.	Prepare and deliver other reports, information and documents to DTC as DTC may reasonably request.

J.	Extend the voting rights to the ETF Shareholder for extension by DTC to DTC participants and the beneficial owners of Shares in accordance with policies and procedures of DTC for book-entry only securities.

K.	Maintain those books and records of the Company specified by the Company and agreed upon by USBFS.

L.	Prepare a monthly report of all purchases and redemptions of Shares during such month on a gross transaction basis, and identify on a daily basis the net number of Shares either redeemed or purchased on such business day and with respect to each Authorized Participant purchasing or redeeming Shares, the amount of Shares purchased or redeemed.

M.	Receive from the Distributor or from its agent purchase orders from Authorized Participants (as defined in the Authorized Participant Agreement) for Creation Unit Aggregations of Shares received in good form and accepted by or on behalf of the Company by the Distributor, transmit appropriate trade instructions to the NSCC, if applicable, and pursuant to such orders issue the appropriate number of Shares of the Company and hold such Shares in the account of the ETF Shareholder for each of the respective ETF Series.

N.	Receive from the Authorized Participants redemption requests, deliver the appropriate documentation thereof to the Company’s custodian, generate and transmit or cause to be generated and transmitted confirmation of receipt of such redemption requests to the Authorized Participants submitting the same; transmit appropriate trade instructions to the NSCC, if applicable, and redeem the appropriate number of Creation Unit Aggregations of Shares held in the account of the ETF Shareholder for each of the respective ETF Series.

O.	Confirm the name, U.S. taxpayer identification number and principle place of business of each Authorized Participant.

P.	In addition to the services set forth above, USBFS shall: perform the customary services of a transfer agent and dividend disbursing agent including, but not limited to, maintaining the account of the ETF Shareholder; and obtaining at the request of the Company from the ETF Shareholder a list of DTC participants holding interests in the Global Certificate.

Q.	USBFS shall keep records relating to the services to be performed hereunder, in the form and manner required by applicable laws, rules, and regulations under the 1940 Act and to the extent required by Section 31 of the 1940 Act and the rules thereunder (the “Rules”), all such books and records shall be the property of the Company, will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Company on and in accordance with its request.

3.	Additional Services to be Provided by USBFS

A.	If the Company so elects, by including the service it wishes to receive in its fee schedule, USBFS shall provide the following services that are further described and that may be subject to additional terms and conditions specified in their respective exhibits, as such may be amended from time to time:

Internet Access (Exhibit C attached hereto)

The Company hereby acknowledges that exhibits are an integral part of this Agreement and, to the extent services included in Exhibit C are selected by the Company, such services shall also be subject to the terms and conditions of this Agreement. To the extent the terms and conditions of this Agreement conflict with the terms and conditions included in Exhibit C, the exhibit shall control. The provisions of Exhibit C, as applicable, shall continue in effect for as long as this Agreement remains in effect, unless sooner terminated pursuant to Section 13 hereof.

B.	USBFS shall allow the Company access to various fund data, systems, industry information and processes as the parties may agree to from time to time, through Mutual Fund eXchange (“MFx”), subject to the terms of this Agreement and the additional terms and conditions contained in the on-line MFx access agreement to be entered into upon accessing MFx for the first time. USBFS shall enable the Company to access MFx services by supplying the Company with necessary software, training, information and connectivity support as mutually agreed upon, all of which shall constitute confidential knowledge and information of USBFS and shall be used by the Company only as necessary to access MFx services pursuant to this Agreement. The Company shall provide for the security of all codes and system access mechanisms relating to MFx provided to it by USBFS and implement such security procedures and/or devices to ensure the integrity of MFx. The Company hereby understands that USBFS will perform periodic maintenance to the MFx hardware and software being accessed, which may cause temporary service interruptions. USBFS shall notify the Company of all planned outages and, to the extent possible, will perform any necessary maintenance during non-business hours.

The Company hereby acknowledges that all programs, software, manuals and other written information relating to MFx access provided by USBFS pursuant to this Agreement shall remain the exclusive property of USBFS at all times.

The Company acknowledges that it is responsible for determining the suitability and accuracy of the information obtained through its access to MFx. USBFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SUITABILITY AND ACCURACY OF FUND DATA, SYSTEMS, INDUSTRY INFORMATION AND PROCESSES ACCESSED THROUGH MFx. However, USBFS will assist the Company in verifying the accuracy of any of the information made available to the Company through MFx and covered by this Agreement. The provisions in this section shall not have any affect upon the services USBFS is required to provide or the standard of care and liability USBFS has set forth in Section 8 of this Agreement.

In the event of termination of this Agreement, in addition to the requirements set forth in Section 14 hereof, the Company shall immediately end its access to MFx and return all codes, system access mechanisms, programs, manuals and other written information to USBFS, and shall destroy or erase all such information on any diskettes or other storage medium, unless such access continues to be permitted pursuant to a separate agreement.

4.	Lost Shareholder Due Diligence Searches and Servicing

The Company will conduct the lost shareholder searches on its own and will only elect USBFS to conduct the lost shareholder searches if a shareholder remains lost. The Company hereby acknowledges that USBFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Exchange Act. Costs associated with such searches will be passed through to the Company as miscellaneous expenses in accordance with the fee schedule set forth in the Schedules I and II attached hereto. If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Company hereby authorizes vendor to enter, at its discretion, into fee sharing arrangements with the lost shareholder (or such lost shareholder’s representative or executor) to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state. The Company hereby acknowledges that USBFS is not a party to these arrangements and does not receive any revenue sharing or other fees relating to these arrangements. Furthermore, the Company hereby acknowledges that vendor may receive up to 35% of the lost shareholder’s assets as compensation for its efforts in locating the lost shareholder.

5.	Anti-Money Laundering and Red Flag Identity Theft Prevention Programs

The Company acknowledges that it has had an opportunity to review, consider and comment upon the written procedures provided by USBFS describing various tools used by USBFS which are designed to promote the detection and reporting of potential money laundering and identity theft activity by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”). Further, the Company and USBFS have determined that the Procedures, as part of the Company’s overall anti-money laundering program and Red Flag Identity Theft Prevention program, are reasonably designed to: (i) prevent the Fund from being used for money laundering or the financing of terrorist activities; (ii) prevent identity theft; and (iii) to achieve compliance with the applicable provisions of the Bank Secrecy Act, Fair and Accurate Credit Transactions Act of 2003 and the USA Patriot Act of 2001 and the implementing regulations thereunder.

Based on this determination, the Company hereby instructs and directs USBFS to implement the Procedures on the Company’s behalf, as such may be amended or revised from time to time. It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Company’s anti-money laundering and identity theft responsibilities.

USBFS agrees to provide to the Company:

A.	Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering or identity theft activities in connection with the Company or any shareholder of a Fund;

B.	Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering or identity theft activities, provided that the Company agrees not to communicate this information to the customer;

C.	Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS’s anti-money laundering monitoring or the Red Flag Identity Theft Prevention Program on behalf of the Company;

D.	Prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (a), (b) or (c) immediately above; and

E.	Certified annual and quarterly reports of its monitoring and customer identification activities pursuant to the Procedures on behalf of the Company.

The Company hereby directs, and USBFS acknowledges, that USBFS shall (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS’s implementation of the Procedures, on behalf of the Company, as they may request, and (ii) permit such federal regulators to inspect USBFS’s implementation of the Procedures on behalf of the Company.

6.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement as follows: For Mutual Fund Series, in accordance with the fee schedule set forth on Schedule I attached hereto; and, for ETF Series, in accordance with the fee schedule set forth on Schedule II attached hereto (each as amended from time to time).

USBFS shall also be reimbursed for such miscellaneous expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder. USBFS shall also be compensated for any increases in costs due to the adoption of any new or amended industry, regulatory or other applicable rules. The Company shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Company shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Company is disputing any amounts in good faith. The Company shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Company is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Company to USBFS shall only be paid out of assets and property of the particular Fund involved.

7.	Representations and Warranties

A.	The Company hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Company in accordance with all requisite action and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	A registration statement under the 1940 Act and the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Company to make a continuous public offering of its shares.

B.	USBFS hereby represents and warrants to the Company, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	It is a registered transfer agent under the Exchange Act.

8.	Standard of Care; Indemnification; Limitation of Liability

A.	USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Company shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Company (other than an officer of the Company employed by USBFS), as approved by the Board of Directors of the Company (the “Board of Directors”), except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Company, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBFS” shall include USBFS’s directors, officers and employees.

USBFS shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Company may sustain or incur or that may be asserted against the Company by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Company” shall include the Company’s directors, officers and employees.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Company shall be entitled to inspect USBFS’s premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide the Company, at such times as the Company may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification and will keep the indemnitor advised with respect to all developments concerning such claim. The indemnitor shall be entitled to participate at its own expense in the defense, or if it so elects, to assume the defense of any claim that may be the subject of this indemnification, but if the indemnitor elects to assume the defense, such defense shall be conducted by counsel chosen by the indemnitor and approved by the indemnitee, which approval shall not be unreasonably withheld. In the event the indemnitor elects to assume the defense of any such suit and retain such counsel, the indemnitee in such suit shall bear the fees and expenses of any additional counsel retained by them. If the indemnitor does not elect to assume the defense of any such suit, or in case the indemnitee does not, in the exercise of reasonable judgment, approve of counsel chosen by the indemnitor, or if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the indemnitor and the indemnitee, the indemnitor will reimburse the indemnitee for the reasonable fees and expenses of any counsel retained by them.

C.	The indemnity and defense provisions set forth in this Section 8, and in Exhibit C, if applicable, shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Company pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

E.	The Company is a series company, and each Fund is a separate and distinct series of the Company. As such, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing as a result of this Agreement with respect to the Company shall be enforceable against the assets of each Fund separately, and not against the assets of the Company generally or the assets of any other Fund or portfolio or series of the Company.

9.	Data Necessary to Perform Services

The Company or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

10.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company, all records and other information relative to the Company and prior, present, or potential shareholders of the Company (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Company. Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Company or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Company pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Company and its shareholders.

11.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Company, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Company or its designee on and in accordance with its request.

12.	Compliance with Laws

The Company has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and statement of additional information. USBFS’s services hereunder shall not relieve the Company of its responsibilities for assuring such compliance or the Board of Directors’ oversight responsibility with respect thereto. The provisions in this section shall not have any affect upon the services USBFS is required to provide or the standard of care and liability USBFS has set forth in Section 8 of this Agreement.

13.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and continue until terminated by either party upon giving 90 days prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. However, this cure period only applies to the first two such breaches of the same material term of this Agreement. Either party may terminate this Agreement after the third such breach of the same material term of this Agreement. In addition, the Company may, at any time, immediately terminate this Agreement upon its “assignment” as defined under the1940 Act. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Company, and authorized or approved by the Board of Directors. The provisions of this Section 13 shall also apply to Exhibit C.

14.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Company by written notice to USBFS, USBFS will promptly, upon such termination and at the reasonable expense of the Company, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which USBFS has maintained the same, the Company shall pay any reasonable expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Company.

15.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Company without the written consent of USBFS, or by USBFS without the written consent of the Company, accompanied by the authorization or approval of the Company’s Board of Directors.

16.	Governing Law

This Agreement shall be governed and construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

17.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

18.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

19.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

20.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

and notice to the Company shall be sent to:

Leuthold Funds, Inc.

150 South Fifth Street, Suite 1700

Minneapolis, MN  55402

21.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

22.	Entire Agreement

This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, sets forth the sole and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties.

Signatures on the following page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

LEUTHOLD FUNDS, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ John Mueller	By:	/s/ Jeanine M. Bajczyk

Name: John Mueller		Name: Jeanine M. Bajczyk

Title: President		Title: Senior Vice President

Exhibit A to the Amended and Restated Transfer Agent Servicing Agreement

The separate Mutual Fund Series and ETF Series of Leuthold Funds, Inc.

Grizzly Short Fund
Leuthold Core Investment Fund
Leuthold Core Investment Fund – Institutional Class
Leuthold Select Industries Fund
Leuthold Global Fund Retail Class
Leuthold Global Fund – Institutional Class
Leuthold Core ETF

Exhibit B to the

Amended and Restated Transfer Agent Servicing Agreement – The Leuthold Funds, Inc.

As Of Processing Policy

USBFS will reimburse each Fund for any Net Material Loss related to ‘as of’ processing that may exist on the Fund’s books and for which USBFS is responsible, at the end of each calendar month. “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund’s net asset value per share by at least ½ cent. Gains and losses will be reflected on the Fund’s daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis. USBFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of ½ cent will not be carried forward to the next succeeding month. USBFS will notify the advisor to the Fund on the daily share sheet of any losses for which the advisor may be held accountable.

Exhibit C to the

Amended and Restated Transfer Agent Servicing Agreement - The Leuthold Funds, Inc.

INTERNET ACCESS SERVICES

1.	Services and Definitions

A.	Internet Access – Shareholder internet access by shareholders to their shareholder account information and investment transaction capabilities (“Internet Service”). Internet Service is connected directly to the Fund group’s web site(s) through a transparent hyperlink. Shareholders can access, among other information, account information and portfolio listings within the Funds, view their transaction history, and purchase additional shares through the Automated Clearing House (“ACH”).

B.	“InformaTM” means the system made available through DST Output, a wholly owned subsidiary of DST Systems, Inc. (“DST”) known as “InformaTM”

C.	“INFORMA Services” means the services which are made which enables DST to make available certain data from DST’s TA2000® mutual fund record-keeping systems through the Internet to authorized Users available to consenting end-users (“User”, as defined below) through the system known as Fan Web (as defined below), whereby certain electronic statements (“E-Statements”, as further defined below) may be searched, viewed, downloaded and printed. INFORMA Services also include notification to the end-user of the availability of E-Statements and storage of E-Statement documents.

D.	“E-Statement” means an electronic version of daily confirms, monthly, quarterly or annual statements, and shareholder tax statements created with investor transaction data housed on DST’s TA2000® mutual fund record keeping system, with images available online via a secure web site.

E.	Vision Electronic Statement Services – Online account access for broker/dealers, financial planners, and registered investment advisers (“RIAs”).

F.	Chat – A web-based system to permit shareholders and potential shareholders to engage customer service agents through Internet chat. Services offered through chat are the same as through telephone servicing and include account information, transaction history, account maintenance, purchase, liquidation, etc.

G.	Electronic Services shall consist of those services set out in paragraph A through F above (“Electronic Services”).

H.	“End User(s)” or “User(s)” means the consenting person(s) to whom Electronic Services are made available.

2.	Duties and Responsibilities of USBFS

USBFS shall:

A.	Make the Internet Service available 24 hours a day, 7 days a week, subject to scheduled maintenance and events outside of USBFS’s reasonable control. Unless an emergency is encountered, no routine maintenance will occur during the hours of 8:00 a.m. to 3:00 p.m. Central Time.

B.	Provide installation services for Electronic Services, which shall include review and approval of the Fund’s network requirements, recommending method of establishing (and, as applicable, cooperate with the Fund to implement and maintain) a hypertext link between the Electronic Services site and the Fund’s web site(s) and testing the network connectivity and performance.

C.	Maintain and support the Electronic Services, which shall include providing error corrections, minor enhancements and interim upgrades to the Electronic Services that are made generally available to the Electronic Services customers and providing help desk support to provide assistance to the Fund’s employees and agents with their use of the Electronic Services. Maintenance and support, as used herein, shall not include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by USBFS to the Electronic Services customers, as determined solely by USBFS or (ii) maintenance of customized features.

D.	Establish systems to guide, assist and permit End Users (as defined above) who access the Electronic Services from the Fund’s web site(s) to electronically perform inquiries and create and transmit transaction requests to USBFS.

E.	Address and mail, at each applicable Fund’s expense, notification and promotional mailings and other communications provided by the Fund to shareholders regarding the availability of the Electronic Services.

F.	Prepare and process new account applications received through the Internet Service from shareholders determined by the Fund to be eligible for such services and in connection with such, the Fund agrees as follows:

(1)	to permit the establishment of shareholder bank account information over the Internet in order to facilitate purchase activity through ACH; and

(2)	the applicable Fund shall be responsible for any resulting gain/loss liability associated with the ACH process.

G.	Provide the End User with a transaction confirmation number for each completed purchase, redemption, or exchange of the applicable Fund’s shares upon completion of the transaction.

H.	Utilize commercially reasonable encryption and secure transport protocols intended to prevent fraud and ensure confidentiality of End User accounts and transactions. In no event shall USBFS use encryption weaker than 128-bit or any stronger technology industry standard that becomes common for use in similar applications. USBFS will take reasonable actions, including periodic scans of Internet interfaces and the Electronic Services, to protect the Internet web site(s) that provide the Electronic Services and related network(s), against viruses, worms and other data corruption or disabling devices, and unauthorized, fraudulent or illegal use, by using appropriate anti-virus and intrusion detection software and by adopting such other security procedures as may be necessary.

I.	Inform the Fund promptly of any malfunctions, problems, errors or service interruptions with respect to the Electronic Services of which USBFS becomes aware.

J.	Exercise reasonable efforts to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by the Fund to USBFS in writing from time to time, and all “point and click” features of the Electronic Services relating to shareholder acknowledgment and acceptance of such disclaimers and notifications.

K.	Establish and provide to the Fund written procedures, which may be amended from time to time by USBFS with the written consent of the Fund, regarding End User access to the Electronic Services and that are reasonably designed to protect the security and confidentiality of information relating to the Fund and End Users.

L.	Provide the Fund with daily reports of transactions listing all purchases or transfers made by each End User separately. USBFS shall also furnish the Fund with monthly reports summarizing shareholder inquiry and transaction activity without listing all transactions.

M.	Annually engage a third party to audit its internal controls for the Electronic Services and compliance with all guidelines for the Electronic Services included herein and provide the Fund with a copy of the auditor’s report promptly.

N.	Maintain its systems and perform its duties and obligations hereunder in accordance with all applicable laws, rules and regulations.

O.	Be responsible for timely and adequately notifying User via e-mail that the User’s E-Statement is available at the appropriate Internet site.

P.	Ensure the E-Statement is available for the User on the Fund’s Internet site for a minimum period of 24 months after delivery.

3.	Duties and Responsibilities of the Fund

The Fund assumes exclusive responsibility for the consequences of any instructions it may give to USBFS, for the Fund’s or End Users’ failure to properly access the Electronic Services in the manner prescribed by USBFS, and for the Fund’s failure to supply accurate information to USBFS.

Also, the Fund shall:

A.	Revise and update the applicable Prospectus(es) and other pertinent materials, such as user agreements with End Users, to include the appropriate consents, notices and disclosures for Electronic Services, including disclaimers and information reasonably requested by USBFS.

B.	Be responsible for designing, developing and maintaining one or more web sites for the Fund through which End Users may access the Electronic Services, including provision of software necessary for access to the Internet, which must be acquired from a third-party vendor. Such web sites shall have the functionality necessary to facilitate, implement and maintain the hypertext links to the Electronic Services and the various inquiry and transaction web pages. The Fund shall provide USBFS with the name of the host of the Fund’s web site server and shall notify USBFS of any change to the Fund’s web site server host.

C.	Provide USBFS with such information and/or access to the Fund’s web site(s) as is necessary for USBFS to provide the Electronic Services to End Users.

D.	Promptly notify USBFS of any problems or errors with the applicable Electronic Services of which the Fund becomes aware or any changes in policies or procedures of the Fund requiring changes to the Electronic Services.

4.	Additional Representations and Warranties

The parties hereby warrant that neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible through the Electronic Services or Fund’s web site(s), as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

5.	Proprietary Rights

A.	Each party acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of the other hereunder. Any software, interfaces or other programs a party provides to the other hereunder shall be used by such receiving party only in accordance with the provisions of this Exhibit C. Any interfaces, other software or other programs developed by one party shall not be used directly or indirectly by or for the other party or any of its affiliates to connect such receiving party or any affiliate to any other person, without the first party’s prior written approval, which it may give or withhold in its sole discretion. Except in the normal course of business and in conformity with Federal copyright law or with the other party’s consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.

B.	The Fund’s web site(s) and the Electronic Services may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the other party. Each party retains all rights in such intellectual property that may reside on the other party’s web site, not including any intellectual property provided by or otherwise obtained from such other party. To the extent the intellectual property of one party is cached to expedite communication, such party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of one party is duplicated within the other party’s web site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the first site, that party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this Exhibit C is in effect. This license is limited to the intellectual property needed to replicate the appearance of the first site and does not extend to any other intellectual property owned by the owner of the first site. Each party warrants that it has sufficient right, title and interest in and to its web site and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.

C.	Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under this Section of this Exhibit C and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either party breaches or threatens to breach the obligations set forth in this Section of this Exhibit C, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the aggrieved party seeking equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief. The provisions of this Section relating to equitable relief shall survive termination of the provision of services set forth in this Exhibit C.

6.	Compensation

USBFS shall be compensated for providing the Electronic Services selected by the Company from time to time in accordance with the fee schedule set forth in Schedule I (as amended from time to time).

7.	Additional Indemnification; Limitation of Liability

A.	Subject to Section 2, USBFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF THE ELECTRONIC SERVICES. Accordingly, USBFS’s sole liability to a Fund, the Fund, or any third party (including End Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in the Electronic Services to be provided by USBFS hereunder shall be to use its best reasonable efforts to commence or resume the Electronic Services as promptly as is reasonably possible. This provision shall not have any affect upon the services USBFS is required to provide or the standard of care and liability USBFS has set forth in Section 8 of the Agreement.

B.	USBFS shall, at its sole cost and expense, defend, indemnify, and hold harmless the Company and each Fund and the Fund’s directors, officers, agents, and employees from and against any and all claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of the Electronic Services and (b) the provision of the Fund Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.

C.	If an injunction is issued against the Fund’s use of the Electronic Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBFS shall, at its own option and expense, either (i) procure for the Fund the right to continue to use the Electronic Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Fund, replace or modify the Electronic Services so that they become non-infringing, provided that, in the Fund’s judgment, such replacement or modification does not materially and adversely affect the performance of the Electronic Services or significantly lessen their utility to the Fund. If in the Fund’s judgment, such replacement or modification does materially adversely affect the performance of the Electronic Services or significantly lessen their utility to the Fund, the Fund may terminate all rights and responsibilities under this Exhibit C immediately on written notice to USBFS.

D.	Because the ability of USBFS to deliver Electronic Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, USBFS shall not be liable for delays or failures to perform its obligations hereunder to the extent that such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of the Electronic Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties. USBFS shall also not be liable for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by USBFS or its affiliates) or of any third parties involved in the Electronic Services and shall not be liable for the selection of any such third party, unless USBFS selected the third party in bad faith or in a grossly negligent manner.

E.	USBFS shall not be responsible for the accuracy of input material from End Users nor the resultant output derived from inaccurate input. The accuracy of input and output shall be judged as received at USBFS’s data center as determined by the records maintained by USBFS.

F.	Notwithstanding anything to the contrary contained herein, USBFS shall not be obligated to ensure or verify the accuracy or actual receipt, or the transmission, of any data or information contained in any transaction via the Electronic Services or the consummation of any inquiry or transaction request not actually reviewed by USBFS.

8.	File Security and Retention; Confidentiality

A.	USBFS and its agents will provide commercially reasonable security provisions to ensure that unauthorized third parties do not have access to the Fund’s data bases, files, and other information provided by the Fund to USBFS for use with the Electronic Services, the names of End Users or End User transaction or account data (collectively, “Fund Files”). USBFS’s security provisions with respect to the Electronic Services, the Fund’s web site(s) and the Fund Files will be no less protected than USBFS’s security provisions with respect to its own proprietary information. USBFS agrees that any and all Fund Files maintained by USBFS for the Fund hereunder shall be available for inspection by the Fund’s regulatory authorities during regular business hours, upon reasonable prior written notice to USBFS, and will be maintained and retained in accordance with applicable requirements of the 1940 Act. USBFS will take such actions as are necessary to protect the intellectual property contained within the Fund’s web site(s) or any software, written materials, or pictorial materials describing or creating the Fund’s web site(s), including all interface designs or specifications. USBFS will take such actions as are reasonably necessary to protect all rights to the source code and interface of the Fund’s web site(s). In addition, USBFS will not use, or permit the use of, names of End Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for USBFS’s delivery of the Electronic Services.

B.	USBFS shall treat as confidential and not disclose or otherwise make available any of the Fund’s lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, the “Confidential Information”), in any form, to any person other than agents, employees or consultants of USBFS. USBFS will instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that USBFS uses with respect to its own confidential property and trade secrets. Upon termination of the rights and responsibilities described in this Exhibit C for any reason and upon the Fund’s request, USBFS shall return to the Fund, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.

C.	Notwithstanding the above, USBFS will not have an obligation of confidentiality under this Section with regard to information that (1) was known to it prior to disclosure hereunder, (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency.

9.	Warranties

EXCEPT AS OTHERWISE PROVIDED IN THIS EXHIBIT, THE ELECTRONIC SERVICES ARE PROVIDED BY USBFS “AS IS” ON AN “AS-AVAILABLE” BASIS WITHOUT WARRANTY OF ANY KIND, AND USBFS EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ELECTRONIC SERVICES INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. This provision shall not have any affect upon the services USBFS is required to provide or the standard of care and liability USBFS has set forth in Section 8 of the Agreement.

10.	Duties in the Event of Termination

In the event of termination of the services provided pursuant to this Exhibit C, (i) End Users will no longer be able to access the Electronic Services and (ii) the Fund will, to the extent reasonably technically practicable and permitted by applicable law, return all codes, system access mechanisms, programs, manuals and other written information provided to it by USBFS in connection with the Electronic Services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium.

Schedule I to the Amended and Restated Transfer Agent Servicing Agreement – The Leuthold Funds, Inc.

Fee Schedule for each Mutual Fund Series of The Leuthold Funds, Inc.(the “Company”)

Transfer Agent, Shareholder & Account Services Fee Schedule effective 10/1/2019 through 4/30/2021

Annual Service Charges to the Fund

■	Base Fee per CUSIP	$5,000 first CUSIP in fund complex, $3,000 each additional CUSIP in fund complex.

■	Open Accounts	$10.00 per open account

$7.00 per Matrix Level 3 account

■	Daily Accrual Fund Accounts	$22.00 per open account

■	Closed (zero balance)Accounts	$ 2.50 per closed account

Annual Basis Point Fee at complex level:

.40 basis point on the first $100 million

.30 basis points on the next $75 million

.25 basis points on the balance

Services Included in Annual Basis Point Fee

■	Telephone Calls

■	Voice Response Calls

■	Manual Shareholder Transaction & Correspondence

■	Omnibus Account Transaction

■	Daily Valuation/Manual 401k Trade

■	Report Source – Client on-line access to fund and investor data. Includes set up and 2 user Ids.

■	NSCC System Interface

■	Short-Term Trader Reporting – Software application used to track and/or assess transaction fees that are determined to be short-term trades.

■	Excessive Trader – Software application that monitors the number of trades (exchanges, redemptions) that meet fund family criteria for excessive trading and automatically prevents trades in excess of the fund family parameters.

■	12b-1 Aging – Aging shareholder account share lots in order to monitor and begin assessing 12b-1 fees after a certain share lot age.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Chief Compliance Officer Support Fee

■	$2,000 per year per fund complex

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: Telephone toll-free lines, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, special reports, record retention, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC activity charges, DST charges, shareholder/dealer print out (daily confirms, investor confirms, tax, check printing and writing and commissions), voice response (VRU) maintenance and development, data communication and implementation charges, specialized programming, omnibus conversions, travel, excess history, FATCA and other compliance mailings, electronic document archiving.

Additional Services

Additional services not included above shall be mutually agreed upon and documented on the Additional Services fee schedule FAN Web shareholder e-commerce, FAN Mail electronic data delivery, Vision intermediary e-commerce, client Web data access, recordkeeping application access, programming charges, outbound calling & marketing campaigns, training, cost basis reporting, investor email services, dealer reclaim services, literature fulfillment, money market fund service organizations, charges paid by investors, physical certificate processing, CUSIP setup, CTI reporting, sales reporting & 22c-2 reporting (MARS), electronic statements (Informa), Fund Source, EConnect Delivery, Shareholder Call review analysis, statement support, Mutual Fund Profile II services, dealer/fund merger events, NAV reprocessing and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly.

The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed

Charges Paid by Investors

Shareholder accounts will be charged based upon the type of activity and type of account, including the following:

Qualified Plan Fees

$15.00 per qualified plan account or Coverdell ESA account (Cap at $30.00 per SSN)

$25.00 per transfer to successor trustee

$25.00 per participant distribution (Excluding SWPs)

$25.00 per refund of excess contribution

$25.00 per reconversion/re-characterization

Additional Shareholder Paid Fees

$15.00 per outgoing wire transfer or overnight delivery

$5.00 per telephone exchange

$25.00 per return check or ACH or stop payment

$10.00 per statement year requested per account (This fee applies to research requests for statements older than the prior year)

CUSIP Setup

CUSIP Setup beyond the initial CUSIP – $1,500 per CUSIP

Expedited CUSIP Setup – $3,000 per CUSIP (Less than 35 days)

Fund Characteristic Change

Fund Name Change – $500 per fund/ per change

Fund CUSIP Change – $500 per fund/ per change

FAN Web Responsive Design (includes Mobile Access)

Shareholder account access through the internet. Shareholders can securely access account information, conduct financial transactions, and perform account maintenance activities. Electronic document delivery is also available as an adjunct service. This version of FAN Web has a completely redesigned, modern user interface which caters to a full range of connected devices, including tablets and smart phones.

FAN Web Premium (Fund Groups over 50,000 open accounts)

Implementation – $25,000 per fund group – includes up to 90 hours of technical/BSA support

Annual Base Fee – $39,000 per year

FAN Web Select (Fund Groups under 50,000 open accounts)

Implementation – $12,000 per fund group – includes up to 45 hours of technical/BSA support

Annual Base Fee – $6,000 per year

Customization – $200 per hour – (subject to change at prevailing rates of vendor)

Activity (Session) Fees:

Inquiry – $0.15 per event

Account Maintenance – $0.25 per event

Transaction – financial transactions, duplicate statement requests, etc. – $0.50 per event

New Account Set-up – $3.00 per event (Not available with FAN Web Select)

Strong Authentication:

$0.045 per month per active FAN Web ID (Any ID that has had activity within the 180-day period prior to the billing cycle)

FAN Mail

Financial planner mailbox provides transaction, account and price information to financial planners and small broker/dealers for import into a variety of financial planning software packages.

Base Fee Per Management Company – file generation and delivery – $6,000 per year

Per Record Charge

Rep/Branch/ID – $.018

Dealer – $0.012

Price Files – $0.002 per record or $1.75 per user per month, whichever is less

Transfer Agent & Shareholder Services
Additional Services Fee Schedule (Continued)

Vision Electronic Statement Services

Online account access for broker/dealers, financial planners, and RIAs.

■	Account inquiry

-	Inquiry - $0.05 per event

-	Vision ID - $5.00 per month per ID

■	Transaction Processing*

-	Implementation Fee - $5,000 per Management Company

-	Transaction – purchase, redeem, and exchange - $0.50 per event

-	Monthly Minimum Charge - $500 per month

■	Electronic Statements*

-	Implementation- $5,000 per fund group

-	Load charges-$0.05 per image

-	Archive charge (for any image stored beyond 2 years)-$0.015 per document

*Vision ID and event charges also apply.

Fund Source

Client Access to audited fund information, pricing, performance, literature, processing guidelines.

$250 per Month – Unlimited Users

Electronic Correspondence

Upon consent from shareholder caller, forms and fulfillment pieces can be sent via email through a secured service rather than mailed.

$6 per Email

Client Web Data Access

USBFS client on-line access to fund and investor data through USBFS technology applications and data delivery and security software.

■	RMOD – Statement Storage & Retrieval

Setup: $250 per user

Support: $100 per user per month

ReportSource – Report and Data File Storage & Retrieval

Setup: Included in initial fund setup on Transfer Agent system

$150 per user per month

Additional Data Delivery Services

Ad Hoc/PowerSelect File Development

Standard ad-hoc select: $300 per file

Custom coded data for recurring, scheduled delivery: $200 per hour consultation and programming development

Support: $100 per file per month for recurring files/reports scheduled for delivery via Report Source.

Recurring files scheduled for delivery via Report Source.

Custom Electronic File Exchange (MFS delivery of standard TIP files)

Setup: $3,000 one-time fee

Support: $100 per file per month

File Delivery to Alternate Sales Reporting Provider

Setup: $5,000 one-time fee

Maintenance Fee: $300 per file per month

Fund Closing/De-conversion Fees

Programming & File Delivery – $200/hour

Project Management/Analysis – $125/hour

Account Data Retention – $0.2083/account/month until purged*

CUSIP Data Retention – $125/CUSIP/month until purged*

*FINCEN regulations require account retention for 12 months following closing. Data is purged the first July after retention requirements have been fulfilled.

Transfer Agent & Shareholder Services
Additional Services Fee Schedule (Continued)

Recordkeeping Application Access

Internet VPN – Infrastructure to allow for application accessibility to host systems and file transfers

$1,500 implementation

$500 per month

Physical Network – Infrastructure to allow for application accessibility to host systems and file transfers

Cost varies depending upon location and bandwidth

TA2000 3270 Emulation (Mainframe Green Screen) – Account inquiry and ability to perform financial transactions or account maintenance depending upon user access.

$500 implementation

$200 per ID per month

TA2000 Desktop (Graphic User Interface to the TA2000 Mainframe) – Account inquiry and ability to perform financial transactions or account maintenance depending upon user access provisioning.

$2,500 implementation

$350 per ID per month

TA2000 SmartDesk (Web Application to TA2000 Mainframe) – Account inquiry only.

$1,000 implementation

$200 per ID per month

Automated Work Distributor (AWD) – Image and workflow application.

$13,500 implementation

$400 per ID per month

Same Day Cash Management (SDCM) – Fund level transaction and cash reporting.

$1,500 implementation

$200 per ID per month

PowerSelect – SQL database used for ad hoc reporting from the shareholder recordkeeping system.

$3,000 per month

Programming Charges

$200 per hour (subject to change)

Charges incurred for customized services based upon fund family requirements including but not limited to:

Fund setup programming (transfer agent system, statements, options, etc.)

Conversion programming

Customized service development

Voice response system setup (menu selections, shareholder system integration, testing, etc.)

All other client specific customization and/or development services

Outbound Calling & Marketing Campaigns

Cost based on project requirements including ours, data sourcing and reporting.

Transfer Agent Training Services

On-site at USBFS – $1,500 per day

At Client Location – $2,500 per day plus travel and Miscellaneous expenses if required

Cost Basis Reporting

Annual reporting of shareholder cost basis for non-fiduciary direct accounts.

$1.00 per direct open account per year

Email Services

Services to capture, queue, monitor, service and archive shareholder email correspondence:

$1,500 setup per fund group

$500 per month administration

$5.00 per received email correspondence

Dealer Reclaim Services

Services reclaim fund losses due to the pricing differences for dealer trade adjustments such as between dealer placed trades and cancellations. There will be no correspondence charges related to this service.

$100 per fund group per month

Transfer Agent & Shareholder Services
Additional Services Fee Schedule (Continued)

Literature Fulfillment Services

Account Management/Database Administration

$300 per month

Receiving – $20 per SKU

Order Processing – $6 per order

Skid Storage – $20 per month per location

Disposal – $20 per SKU

Inbound Teleservicing Only

Account Management – $250 per month (OR)

Call Servicing – $10.00 per call

Lead Source Reporting

$250 per month

Closed Loop Reporting

Account Management – $500 per month

Database Installation, Setup – $1,500 per fund group

Miscellaneous Expenses

Included but not limited to specialized programming, kit and order processing expenses, postage, and printing.

Shareholder Call Review Analysis

Includes Call Sampling sent securely to client and Reporting of internal representative reviews.

$500 per Month

CTI Reporting

Integrated custom detailed call reporting

$250 per monthly report

Mutual Fund Profile II Services

Initial data review and population as well as ongoing support of information on DTCC’s Mutual Fund Profile II site

Initial data population: $3,000 for less than 25 CUSIPS / $5,000 for 25 CUSIPS or more

Monthly maintenance: $1,000 per management company

Additional project fees may apply for events such as fund acquisitions, multiple fund/share class launches, share class charges and other large processing events outside of normal fund activity to be billed at rate of $250/hour

Physical Certificate Processing

Services to support the setup and processing of physical certificated shares for a fund family:

$750 setup per fund group

$10.00 per certificate transaction

Chat Services

Implementation Fee – $10,000

Monthly Fee – $500 per month

Per Chat Fee – $10 per chat or $0.75 per minute of chat

Transfer Agent & Shareholder Services
Additional Services Fee Schedule (Continued)

MARS Sales Reporting & Compliance Services

Standard MARS Version 8i Implementation Cost

■	$35,000 – $50,000 MARS Sales Reporting Module, CRM Module or 22c-2 Compliance Module (Includes up to one year of DST/TA2000 data)

Standard MARS Version 8i Products & Services (Monthly fees)

■	$4,500 – $5,500 MARS Sales & Compliance Reporting (Includes 5 Sales & 5 Compliance Users)

■	$2,500 – $3,500 MARS Sales Reporting (Includes 5 Sales Users)

■	$2,500 – $3,000 MARS 22c-2 Compliance (Includes 5 Compliance Users)

■	$3,000 – $6,000 – Enhanced Services*

Includes up to 160 hours per month of support services. Basic support includes file import assistance, data scrubbing (cleaning of firm, office and rep information), database query requests, compliance report monitoring/review/analysis, and business requirement analysis. Additional Enhanced Services support can be negotiated.

Standard Version 8i System Setup & Implementation Costs (One-time fee)

■	$20,000 – SalesForce.com Integration

■	$7,500 – Custom Data Interface

■	$2,500 – OmniSERV Setup

■	$2,500 – Standard Interface

■	$1,800 – Additional OmniSERV Interface

Standard Version 8i Licenses (Monthly Fee Per User)

■	$200 – Sales Reporting

■	$175 – 22c-2 Compliance

■	$150 – CRM

■	$75 – SFDC

Standard Version 8i Products & Services (Monthly Fee)

■	$500– OmniSERV

■	$500 – Daily Transaction Load from Sales Portal

■	$250 – Monthly Asset Load from Sales Portal

■	$250 – SalesForce.com

Additional Version 8i Products & Services (Quoted Separately)

Albridge Analytics, CFG Fulfillment, Customer/Account Module, Document Management, Exact Target, iPad/iPhone, Mapping Integration, Merrill Lynch (Compliance Only), NSCC DTT Data Line, Profiling, and RIA Monthly Load.

MARS Lite Implementation Cost – Eligibility Based on AUM and Transaction Size

■	$20,000 – MARS Lite Base Sales Reporting Only (Includes up to one year of DST/TA2000 data)

MARS Lite Products & Services (Monthly fees based on AUM)

■	$3,000/month (AUM $0 – $99,999,999.99)

■	$3,500/month (AUM $100,00,000 – $249,999,999.99)

■	$4,000/month (AUM $250,000,000 – $399,999,999.99)

■	$4,500/month (AUM $400,000,000 – $499,999,999.99)

Once an AUM of $500,000,000 has been reached, additional fees will be negotiated. After an AUM range is surpassed, the monthly services fee would not decrease regardless of negative fluctuations.

Includes Enhanced Services up to 160 hours per month of support services. Basic support includes file import assistance, data scrubbing (cleaning of firm, office and rep information), database query requests and business requirements analysis.

Base includes initial three dealer interfaces. Each additional interface is $250 per month.

Storage allocation includes initial 10GB of data. Each additional 1GB of storage space is $75 per month.

No CRM real-time integration. No system access.

Additional MARS Lite System Setup & Implementation Costs (One-time fee)

■	$7,500 – Custom Data Interface

■	$2,500 – Standard Interface

■	$1,800 – OmniSERV Interface

Any System Upgrades & Enhancements (Quoted separately through a Statement of Work)

MARS Training

■	$2,500 /day plus travel and out-of-pocket expenses.

** Any additional costs that may be charged by intermediaries/NSCC for data fees are not included.

Transfer Agent & Shareholder Services
Additional Services Fee Schedule (Continued)

Business On-line Sales Reporting Solution (B.O.S.S.):

Monthly Services:

$150/month/user - Access per BOSS user

Implementation:

$2,500/first user ID; $800 each additional ID

Training: $1,000 for 2-day session

Development - $200/hour

Data Storage (>2 years of history):

$500/month (less than 500,000 accounts)

$1,000/month (over 500,000 accounts)

Monthly Service Fees (extracting/storing trans. data):

$1,200/month (1 to 25,000 records/month)

$3,000/month (25,001 to 50,000 records/month)

Informa Shareholder Electronic Statement Services

Electronic Confirm Presentation

eCDLY will load shareowner daily confirmations (financial transactions only, does not include maintenance confirmations) and send notification to consented shareowners of a new document to view.

Document Loading, Storage, and Access – $0.08 per statement

Document Consent Processing, Suppression, and Notification – $0.35 per suppressed statement

Development & Implementation of Electronic Confirm Statements – $12,000 initial setup fee

Electronic Investor Statement Presentation

eStatements will load shareowner investor statements in a PDF format and send notification to the consented shareowners of a new document to view.

Document Loading, Storage, and Access – $0.08 per statement

Document Consent Processing, Suppression, and Notification – $0.35 per suppressed statement

Development & Implementation of Electronic Investor Statements – $5,000 initial setup fee

Electronic Tax Presentation

eTax will load TA2000 tax forms and send notification to the consented shareowners of a new document to view.

Document Loading, Storage, and Access – $0.08 per statement

Document Consent Processing, Suppression, and Notification – $0.35 per suppressed statement

Development & Implementation of Electronic Tax Statements – $5,000 initial setup fee

Electronic Compliance Presentation

eCompliance allows consented users to receive an email containing a link to the respective compliance material for each compliance run.

Document Consent Processing, Suppression, and Notification – $0.35 per suppressed statement

Development & Implementation of Electronic Compliance Documents – $5,000 initial setup fee

Related FAN Web Fees

View Consent Enrollment – $0.03 per transaction

Consent Enrollment – $0.13 per transaction

View Statements – $0.03 per view

Notes:

Statements presented as PDF documents

Statements will be loaded for all accounts, regardless of consent

Three year minimum term

Storage for two years included in Document Loading, Storage and Access fee. Archive fee of $0.015 per document per year for three years and greater, if desired

FAN Web customization charges also apply

Schedule II to the Amended and Restated Transfer Agent Servicing Agreement

Transfer Agent and Shareholder Servicing Fee Schedules for the ETF Series at October 1, 2019

Fee Schedule for the ETF Series added to Leuthold Funds, Inc. (the “Company”)

Base Fee for Accounting, Administration, Transfer Agent & Account Services

The following reflects the greater of the basis point fee or annual minimum1 where Leuthold Weeden Capital Management acts as Adviser in the Leuthold Funds, Inc. Trust

Annual Minimum per Fund		Basis Points on Trust AUM
Funds 1-5	$50,000	First $500m	5 bps
Funds 6-10	$45,000	Next $500m	4 bps
Funds 11-15	$35,000	Balance	3 bps
Funds 16+	$30,000

1Each fund, regardless of asset size, will have fees allocated to it equal to the per fund minimum. Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each fund based on the percent on AUM.

Once a Fund is operational, should LEUTHOLD terminate this service agreement with USBFS for any Fund prior to the end of the initial two year period, LEUTHOLD will be will be responsible for the balance of the minimum monthly fee for the shorter of (i) twelve months or (ii) the remainder of the term.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

SCHEDULE II (continued) to the Amended and Restated Transfer Agent Servicing Agreement – Leuthold Funds, Inc.

Accounting, Administration, Transfer Agent & Account Services

(in addition to the Base Fee)

Pricing Services

For daily pricing of each securities (estimated 252 pricing days annually)

■	$0.08 – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs

■	$0.50 – Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds

■	$0.80 – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield

■	$0.90 – Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps

■	$1.00 – Bank Loans

■	$1.50 – Swaptions

■	$1.50 – Intraday money market funds pricing, up to 3 times per day

■	$3.00 – Credit Default Swaps

■	$500 per Month Manual Security Pricing (>25per day)

NOTE: Prices are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action Services

Fee for IDC data used to monitor corporate actions

■	$2.00 per Foreign Equity Security per Month

■	$1.00 per Domestic Equity Security per Month

■	$2.00 per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance)

■	$1 per security per month for fund administrative

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly.

SCHEDULE II (continued) to the Amended and Restated Transfer Agent Servicing Agreement – Leuthold Funds, Inc.

Supplemental Services for Fund Accounting, Fund Administration & Portfolio Compliance (provided by USBFS upon client need and/ or request)

SEC Modernization Requirements

■	Form N-PORT – $12,000 per year, per Fund

■	Form N-CEN – $250 per year, per Fund

Daily Compliance Services

■	Base fee – $20,000 per fund per year

■	Setup – $2,500 per fund group

Section 18 Daily Compliance Testing (for derivatives and leverage)

■	$1,500 set up fee per fund complex

■	$500 per fund per month

Controlled Foreign Corporation (CFC)

■	USBFS Fee Schedule plus $15,000

C- Corp Administrative Services

■	1940 Act C-Corp – USBFS Fee Schedule plus $15,000

■	1933 Act C-Corp – USBFS Fee Schedule plus $25,000

Ongoing Annual Legal Administration Services

Add the following for legal administration services in support of external legal counsel, including annual registration statement update and drafting of supplements

■	$15,000 first fund

■	$5,000 each additional fund up to 5 funds

■	Fees will be negotiated for fund 6+

Section 15(c) Reporting

■	$2,000 per fund per standard reporting package*

■	Additional 15c reporting is subject to additional charges

*Standard reporting packages for annual 15(c) meeting

-	Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report

-	Performance reporting package: Peer Comparison Report
■	Standard data source – Morningstar; additional charges will apply for other data services

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: Portfolio Composition File (PCF) management services, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of Trustee meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and travel related costs.

Fees are calculated pro rata and billed monthly.